Exhibit 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Becky Herrick	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
Investorrelations@pacificethanol.com	415-433-3777	916-403-2790
paulk@pacificethanol.com

Pacific Ethanol Reports First Quarter 2017 Results

– Net sales grew 13% to $386 million in Q1’17 compared to Q1’16 –

– Total gallons sold increased 9% to 226 million in Q1’17 compared to Q1’16 –

– Net loss was $12.9 million and Adjusted EBITDA was negative $1.9 million –

Sacramento, CA, May 9, 2017 – Pacific Ethanol, Inc. (NASDAQ: PEIX), a leading producer and marketer of low-carbon renewable fuels in the United States, reported its financial results for the three months ended March 31, 2017.

Neil Koehler, the company’s president and CEO, stated: “Year-over-year, first quarter net sales and total gallons sold were up 13% and 9%, respectively, reflecting the expanded capacity utilization of our production and marketing assets. Compared to the first quarter of last year our production margins improved, but our quarterly financial performance was negatively impacted by sharply falling ethanol prices, which significantly reduced gross profit in our ethanol marketing business. In addition, the week-long shutdown of our Pekin wet mill for scheduled maintenance reduced production and significantly increased maintenance costs. However, the repairs have since contributed positively to the wet mill’s performance.

“So far in the second quarter, we have seen an improvement in ethanol production margins with increased seasonal demand and a record pace of ethanol exports. As a result, we expect a better operating environment and improved financial performance for the company through 2017,” concluded Koehler.

Financial Results for the Three Months Ended March 31, 2017 Compared to the Three Months Ended March 31, 2016

•	Net sales were $386.3 million, compared to $342.4 million. The increase was attributable to growth in both production and third party gallons sold, as well as a higher average ethanol sales price per gallon.
•	Cost of goods sold was $392.1 million, compared to $341.3 million.
•	Gross loss was $5.8 million, compared to gross profit of $1.1 million. The decrease in gross profit is primarily attributable to the following factors:

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o	$3.8 million was due to lower gross profit from the company’s third-party marketing business, which was primarily attributable to sharply falling ethanol prices in the first quarter of 2017.
o	$4.0 million was primarily associated with the scheduled shutdown of the Pekin, Illinois wet mill facility for routine maintenance and $1.6 million resulted from unanticipated repair and maintenance expenses at the Pekin wet mill incurred over the quarter.
•	Selling, general and administrative expenses were $5.5 million, compared to $8.3 million. The decrease primarily resulted from a net gain of approximately $3.6 million related to litigation matters settled during the first quarter of 2017, which was partially offset by higher cash and stock compensation expenses.
•	Operating loss was $11.2 million, compared to $7.2 million.
•	Net loss available to common stockholders was $12.9 million, or $0.31 per share, compared to a net loss of $13.5 million, or $0.32 per share.
•	Adjusted EBITDA was negative $1.9 million, compared to positive Adjusted EBITDA of $1.6 million.
•	Cash and cash equivalents were $73.7 million at March 31, 2017, compared to $68.6 million at December 31, 2016.

First Quarter 2017 Results Conference Call

Management will host a conference call at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time on May 10, 2017. CEO Neil Koehler and CFO Bryon McGregor will deliver prepared remarks followed by a question and answer session.

The webcast can be accessed from Pacific Ethanol's website at www.pacificethanol.com. Alternatively, you may dial the following number up to ten minutes prior to the scheduled conference call time: 1 (877) 847-6066. International callers should dial 00-1 (970) 315-0267. The pass code will be 16513368. If you are unable to participate on the live call, the webcast will be archived for replay on Pacific Ethanol's website for one year. In addition, a telephonic replay will be available at 2:00 p.m. Eastern Time on Wednesday, May 10, 2017 through 11:59 p.m. Eastern Time on Wednesday, May 17, 2017. To access the replay, please dial (855) 859-2056. International callers should dial 00-1-(404) 537-3406. The pass code will be 16513368.

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Use of Non-GAAP Measures

Management believes that certain financial measures not in accordance with generally accepted accounting principles ("GAAP") are useful measures of operations. The company defines Adjusted EBITDA as unaudited net income (loss) attributed to Pacific Ethanol before interest expense, benefit for income taxes, asset impairments, purchase accounting adjustments, fair value adjustments, and depreciation and amortization expense. A table is provided at the end of this release that provides a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure. Management provides this non-GAAP measure so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company's performance on a period-over-period basis. Adjusted EBITDA is a not measure of financial performance under GAAP, and should not be considered alternatives to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and you should not consider this measure in isolation or as a substitute for analysis of the company's results as reported under GAAP.

About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (PEIX) is the leading producer and marketer of low-carbon renewable fuels in the Western United States. With the addition of four Midwestern ethanol plants in July 2015, Pacific Ethanol more than doubled the scale of its operations, entered new markets, and expanded its mission to advance its position as an industry leader in the production and marketing of low carbon renewable fuels. Pacific Ethanol owns and operates eight ethanol production facilities, four in the Western states of California, Oregon and Idaho, and four in the Midwestern states of Illinois and Nebraska. The plants have a combined production capacity of 515 million gallons per year, produce over one million tons per year of ethanol co-products – on a dry matter basis – such as wet and dry distillers grains, wet and dry corn gluten feed, condensed distillers solubles, corn gluten meal, corn germ, corn oil, distillers yeast and CO2. Pacific Ethanol markets and distributes ethanol and co-products domestically and internationally. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets all ethanol for Pacific Ethanol’s plants as well as for third parties, approaching one billion gallons of ethanol marketed annually based on historical volumes. Pacific Ethanol’s subsidiary, Pacific Ag. Products LLC, markets wet and dry distillers grains. For more information please visit www.pacificethanol.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements and information contained in this communication that refer to or include the Pacific Ethanol’s estimated or anticipated future results or other non-historical expressions of fact are forward-looking statements that reflect Pacific Ethanol’s current perspective of existing trends and information as of the date of the communication. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, market conditions, including the supply of and domestic and international demand for ethanol and co-products; margins for ethanol and co-products; expectations regarding the overall operating environment and financial performance; and Pacific Ethanol’s other plans, objectives, expectations and intentions. It is important to note that Pacific Ethanol’s plans, objectives, expectations and intentions are not predictions of actual performance. Actual results may differ materially from Pacific Ethanol’s current expectations depending upon a number of factors affecting Pacific Ethanol’s business. These factors include, among others, adverse economic and market conditions, including for ethanol and its co-products; export conditions and international demand for ethanol and co-products; fluctuations in the price of and demand for oil and gasoline; raw material costs, including ethanol production input costs and changes in governmental regulations and policies. These factors also include, among others, the inherent uncertainty associated with financial and other projections; the anticipated size of the markets and continued demand for Pacific Ethanol’s products; the impact of competitive products and pricing; the risks and uncertainties normally incident to the ethanol production and marketing industries; changes in generally accepted accounting principles; successful compliance with governmental regulations applicable to Pacific Ethanol’s facilities, products and/or businesses; changes in laws and regulations; the loss of key senior management or staff; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 15, 2017.

[Tables Follow]

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PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Net sales	$386,340	$342,373
Cost of goods sold	392,113	341,304
Gross profit (loss)	(5,773)	1,069
Selling, general and administrative expenses	5,450	8,317
Loss from operations	(11,223)	(7,248)
Fair value adjustments	455	39
Interest expense, net	(2,637)	(6,233)
Other income (expense), net	(80)	216
Loss before benefit for income taxes	(13,485)	(13,226)
Benefit for income taxes	–	–
Consolidated net loss	(13,485)	(13,226)
Net loss attributed to noncontrolling interests	849	–
Net loss attributed to Pacific Ethanol, Inc.	$(12,636)	$(13,226)
Preferred stock dividends	$(312)	$(315)
Net loss available to common stockholders	$(12,948)	$(13,541)
Net loss per share, basic and diluted	$(0.31)	$(0.32)
Weighted-average shares outstanding, basic and diluted	42,375	42,052

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PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

	March 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$73,734	$68,590
Accounts receivable, net	64,018	86,275
Inventories	58,045	60,070
Prepaid inventory	7,913	9,946
Income tax receivables	5,727	5,730
Other current assets	3,827	4,590
Total current assets	213,264	235,201
Property and equipment, net	460,192	465,190
Other Assets:
Intangible assets, net	2,678	2,678
Other assets	5,620	5,169

Total other assets	8,298	7,847
Total Assets	$681,754	$708,238

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PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited, in thousands, except par value)

	March 31, 2017	December 31, 2016
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable – trade	$32,490	$37,051
Accrued liabilities	17,733	20,280
Current portion – capital leases	794	794
Current portion – long-term debt	14,000	10,500
Accrued PE Op Co. purchase	3,828	3,828
Other current liabilities	3,105	6,388

Total current liabilities	71,950	78,841

Long-term debt, net of current portion	182,383	188,028
Capital leases, net of current portion	357	547
Warrant liabilities at fair value	196	651
Other liabilities	21,146	21,910
Total Liabilities	276,032	289,977

Stockholders’ Equity:
Pacific Ethanol, Inc. Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: no shares issued and outstanding as of March 31, 2017 and December 31, 2016 Series B: 927 shares issued and outstanding as of March 31, 2017 and December 31, 2016	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 40,414 and 39,772 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	40	40
Non-voting common stock, $0.001 par value; 3,553 shares authorized; 3,413 and 3,540 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	4	4
Additional paid-in capital	923,956	922,698
Accumulated other comprehensive income (expense)	(2,620)	(2,620)
Accumulated deficit	(545,181)	(532,233)
Total Pacific Ethanol, Inc. Stockholders’ Equity	376,200	387,890
Noncontrolling interests	29,522	30,371
Total Stockholders’ Equity	405,722	418,261
Total Liabilities and Stockholders’ Equity	$681,754	$708,238

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Reconciliation of Adjusted EBITDA to Net Loss

	Three Months Ended March 31,
(in thousands) (unaudited)	2017	2016
Net loss attributed to Pacific Ethanol, Inc.	$(12,636)	$(13,226)
Adjustments:
Interest expense*	2,614	6,233
Benefit for income taxes	–	–
Fair value adjustments	(455)	(39)
Depreciation and amortization expense*	8,607	8,651
Total adjustments	10,766	14,845
Adjusted EBITDA	$(1,870)	$1,619

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* Adjusted for noncontrolling interests.

Commodity Price Performance

	Three Months Ended March 31,
(unaudited)	2017	2016
Ethanol production gallons sold (in millions)	115.0	112.9
Ethanol third party gallons sold (in millions)	111.2	93.7
Total ethanol gallons sold (in millions)	226.2	206.6

Ethanol production capacity utilization	92%	87%

Average ethanol sales price per gallon	$1.62	$1.53
Average CBOT ethanol price per gallon	$1.52	$1.39

Corn cost – CBOT equivalent	$3.64	$3.65
Average basis	$0.29	$0.33
Delivered corn cost	$3.93	$3.98

Total co-product tons sold (in thousands)	685.5	661.4
Co-product return % (1)	34.9%	36.3%

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(1) Co-product revenue as a percentage of delivered cost of corn.

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